Exhibit 99.1

Enertopia Announces Technology Patents Update

Kelowna, British Columbia--(Newsfile Corp. - April 8, 2025) - Enertopia Corporation (OTC: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") an energy company focused on building shareholder value through a combination of our intellectual property patents in the green technology space, along with our Nevada lithium claims, is very pleased to provide the following Technology review.

SCALABLE AUTOMATED OXYHYDROGEN PRODUCTION, STORAGE, AND UTILIZATION SYSTEM

On April 4, 2025 the Company reported the filing of our patent pending technology #63/782/745 with the USPTO on April 3, 2025. Our video demonstration showcases the process from start to finish; commencing with production of the gas, then showing our patent pending safety electronic flashback arrestor, patent pending sealed hydrogen burner system retro fit for the refrigerator, and finally the production of ice cubes using the new gas. The demonstration video can be seen at www.enertopia.com/technology/.

While we are obviously excited about this achievement. This advancement is much bigger than propane fridges. This shows the ability to retro fit refrigeration and cooling systems around the world with a carbon free source of energy! Our unit can be manufactured to fit virtually every size of refrigeration and or cooling system. Below, we have provided one of the drawings from our 32 page diagram submission of our patent pending technology.  The view is of our patent pending sealed burner and heat exchanger, with a cut out view next to it.

Image 1 Sealed Burner and Heat Exchanger

Commercial worldwide refrigeration sales were USD $40.82 billion in 2023 and Industrial refrigeration sales were USD $21.32 billion according to www.grandviewresearch.com. And of course there are hundreds of billions in dollars of legacy systems in operation Worldwide.

Enertopia Rainmaker Patent

On February 18, 2025 The United States Patent Trademark Office (USPTO) notified the Company that patent #12231085 had been issued. This system has also been Trademarked as the "ENERTOPIA RAINMAKER".

The ENERTOPIA RAINMAKER can be used during different times of day and atmospheric conditions to capture the moisture (water vapor) in the atmosphere.

We mention the rainmaker as this system could work synergistically with our Oxyhydrogen system above in various locations around the world. The link for the full press release is: https://enertopia.com/enertopia-announces-water-producing-system-for-pv-panel-patent-issuance-from-uspto/.

Energy Management System Patent

On November 19, 2024 The United States Patent Trademark Office (USPTO) notified the Company that patent number 12149091 was issued.

Some Key Points on our Energy Management Patent:

● AI Predictive Comparative Analysis

● Cathodic (lightening) protection management and analysis

● Multi platform Interface Solar/ Energy Storage System (ESS)/HVAC/Water Pumping/ Combined Heat & Power (CHP)/ Gas Heat & Power (GHP)

● Adaptable Organic Architecture allows monitoring of water, gas and other sensors

We believe the above Energy Management System will tie in all our clean energy systems for seamless operations. The link for the full press release is:

https://enertopia.com/enertopia-announces-patent-issuance-from-uspto/.

CEO Statement

"We believe the synergies of our patented and patent pending technologies are the cornerstone of our corporate future success as we drive the Company forward in 2025 and beyond. The world is entering a new shift in the way energy is being created, transported and used. The old ways of massive coal or nuclear power plants are no longer needed as new resilient, clean energy and lower CAPEX systems can be in operation in the fraction of time and cost it takes to be in operation. It should be no surprise that Solar PV is the fastest growing clean energy of choice in our world today" Stated CEO Robert McAllister.

Source: www.iea.org/energy-system/renewables/

About Enertopia

Defines itself as an Energy Solutions Company focused on modern technology through a combination of our intellectual property patents in green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the Rainmaker patent and the Energy Management System patent or Heat Extractor patent will have a positive impact on Enertopia. There can be no assurance that the pending patents for the oxyhydrogen system will be issued and if issued will have any positive effect on the Company. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.